Exhibit 99.2
Item 8.  Financial Statements and Supplementary Data (reflects the retroactive application of FSP APB 14-1 and the reclassification of certain businesses of the Company as discontinued operations in accordance with SFAS 144)
The following documents are filed as part of this Report:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Ambassadors International, Inc.
          We have audited the accompanying consolidated balance sheets of Ambassadors International, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ambassadors International, Inc. at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.
          As discussed in Note 1 to the consolidated financial statements, as a result of the adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments that May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” on January 1, 2009, the Company retrospectively adjusted its consolidated financial statements to reflect the presentation and disclosure requirements of this new accounting standard.
          The accompanying financial statements have been prepared assuming that Ambassadors International, Inc. will continue as a going concern. The current economic environment is negatively impacting the Company. The Company has incurred recurring operating losses and is not in compliance with certain debt covenants at December 31, 2008. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. As more fully described in Note 1, the Company has announced plans to be a cruise only company and has initiated a plan to sell all non-Windstar assets. The 2008 financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
/s/ ERNST & YOUNG

Irvine, California
April 14, 2009
          except for the Consolidated Balance Sheets, the
          Consolidated Statements of Operations, the
          Consolidated Statements of Changes in Stockholders’
          Equity, the Consolidated Statements of Cash Flows,
          Note 2, Note 3, Note 4, Note 5, Note 6, Note 8, Note 9,
          Note 11, Note 13, Note 18 and Note 19,
          as to which the date is September 25, 2009

Ambassadors International, Inc.
Consolidated Balance Sheets

	December 31,
	2008	2007
	(In thousands, except
	share data)
ASSETS:
Current assets:

Cash and cash equivalents	$10,105	$21,998
Restricted cash	16,625	31,084

Accounts and other receivables, net of allowance of $20 and $20 in 2008 and 2007, respectively	2,367	5,141

Inventory	1,839	3,121

Prepaid costs and other current assets	3,522	8,253

Assets held for sale	28,593	78,528

Total current assets	63,051	148,125

Property, vessels and equipment, net	130,461	212,297
Goodwill	6,275	6,275
Deferred income taxes	746	12,202
Other intangibles, net	7,282	8,431
Other assets	541	1,325

Total assets	$208,356	$388,655

LIABILITIES:
Current liabilities:
Accounts payable	$15,664	$21,281
Passenger and participant deposits	17,221	47,067
Accrued expenses	11,186	7,736
Current portion of long term debt	948	4,468
Deferred income taxes	746	12,202
Liabilities related to assets held for sale	14,978	47,980

Total current liabilities	60,743	140,734
Long term passenger and participant deposits	—	35
Long term debt, net of current portion and net of discount of $10,321 in 2008 and $13,120 in 2007, respectively	86,679	149,155

Total liabilities	147,422	289,924
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 40,000,000 shares authorized; 11,318,067 and 10,888,655 shares issued and outstanding in 2008 and 2007, respectively	108	108
Additional paid-in capital	111,245	109,758
Accumulated deficit	(50,872)	(12,690)
Accumulated other comprehensive income	453	1,555

Total stockholders’ equity	60,934	98,731

Total liabilities and stockholders’ equity	$208,356	$388,655

See Notes to Consolidated Financial Statements.

Ambassadors International, Inc.
Consolidated Statements of Operations

	Year Ended
	December 31,
	2008	2007
	(In thousands, except per
	share data)
Revenues:

Passenger ticket revenue	$126,248	$131,796

Onboard and other cruise revenue	24,747	22,598

Travel and event related	14,941	14,511

	165,936	168,905

Costs and operating expenses:
Cruise operating expenses:
Compensation and benefits	26,040	27,696
Passenger expenses	10,579	13,420
Materials and services	59,601	52,281
Repairs and maintenance	12,309	17,310
Commissions and other cruise operating expenses	13,438	13,248

	121,967	123,955

Selling and tour promotion	12,355	25,980

General and administrative	31,201	37,480

Depreciation and amortization	13,466	10,047

	178,989	197,462

Operating loss from continuing operations	(13,053)	(28,557)

Other income (expense):

Interest and dividend income	719	2,723
Realized gain (loss) on sale of available-for-sale securities	—	(31)
Interest expense	(8,268)	(8,495)

Other income(expense), net	(1,390)	651

	(8,939)	(5,152)

(Loss) from continuing operations before income taxes	(21,992)	(33,709)

Provision (benefit) for income taxes	53	(774)

(Loss) from continuing operations	(22,045)	(32,935)
Income (loss) from discontinued operations	(16,137)	4,536

Net (loss) income	$(38,182)	$(28,399)

Earnings (loss) per share from continuing operations:
Basic	$(2.02)	$(3.04)
Diluted	$(2.02)	$(3.04)

Earnings (loss) per share from discontinued operations:
Basic	$(1.47)	$0.42
Diluted	$(1.47)	$0.42

Earnings (loss) per share:
Basic	$(3.49)	$(2.62)
Diluted	$(3.49)	$(2.62)

Weighted-average common shares outstanding:
Basic	10,926	10,838
Diluted	10,926	10,838
See Notes to Consolidated Financial Statements.

Ambassadors International, Inc.
Consolidated Statements of Changes in Stockholders’ Equity

				Retained	Accumulated
			Additional	Earnings	Other
	Common Stock		Paid-In	(Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit)	Income (Loss)	Total
	(In thousands, except share data)
Balance at December 31, 2006	10,838,179	$107	$97,050	$17,877	$703	$115,737
Comprehensive income (loss):
Net loss	—	—	—	(28,399)	—	(28,399)
Other comprehensive loss:
Foreign currency translation, net of tax of $0	—	—	—	—	780	780
Marketable securities, net of tax benefit of $45	—	—	—	—	72	72

Comprehensive loss			—	—		(27,547)
Stock options exercised	60,626	1	648	—	—	649
Issuance of debt with convertible securities			12,124			12,124
Issuance of restricted stock	95,000	—	—	—	—	—
Cancellation of restricted stock	(54,000)	—	(372)	—	—	(372)
Shares repurchased and cancelled	(51,150)	—	(1,576)	—	—	(1,576)
Restricted stock compensation	—	—	1,158	—	—	1,158
Amortization of stock options and restricted stock expense	—	—	726	—	—	726
Dividends ($0.20 per share)	—	—	—	(2,168)	—	(2,168)

Balance at December 31, 2007	10,888,655	108	109,758	(12,690)	1,555	$98,731

Comprehensive income (loss):
Net loss	—	—	—	(38,182)	—	(38,182)
Other comprehensive loss:
Foreign currency translation, net of tax of $0	—	—	—	—	(1,111)	(1,111)
Marketable securities, net of tax benefit of $0	—	—	—	—	9	9

Comprehensive loss				—		(39,284)
Stock options exercised	2,412	—	20	—	—	20
Issuance of restricted stock	450,000	—	—	—	—	—
Cancellation of restricted stock	(23,000)	—	(132)	—	—	(132)
Restricted stock compensation	—	—	813	—	—	813
Amortization of stock options and restricted stock expense	—	—	786	—	—	786

Balance at December 31, 2008	11,318,067	$108	$111,245	$(50,872)	$453	$60,934

See Notes to Consolidated Financial Statements.

Ambassadors International, Inc.
Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss	$(38,182)	$(28,399)
Less: (Loss) income from discontinued operations	(16,137)	4,536

Loss from continuing operations	(22,045)	(32,935)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	13,466	10,047
Provision for losses from uncollectible receivables	2,842	2
Foreign currency translation	9	51
Share-based compensation	1,467	1,512
Amortization of debt discount and deferred offering costs	2,872	2,045
Write-off of intangible assets	—	143
Impairment loss in investment	—	165
Deferred income taxes	—	2,321
Loss on disposal of property, vessels and equipment	7,008	—
Change in assets and liabilities, net of effects of business acquisitions and dispositions:
Accounts and other receivables	(68)	910
Inventory	1,282	(1,570)
Prepaid costs and other current assets	4,696	1,373
Other assets	741	(1,013)
Accounts payable and accrued and other expenses	(1,357)	11,114
Passenger and participant deposits	(29,881)	6,474
Discontinued operations	383	4,082

Net cash provided by (used in) operating activities	(18,585)	4,721

Cash flows from investing activities:
Proceeds from sale of available-for-sale securities	—	34,707
Restricted cash	12,975	(20,000)
Cash paid for acquisition of subsidiary, net of cash received	—	(10,927)
Purchase of property and equipment	(2,793)	(19,839)
Discontinued operations	177	(1,950)

Net cash provided by (used in) investing activities	10,359	(18,009)

(continued on next page)
See Notes to Consolidated Financial Statements.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)

	Year Ended
	December 31,
	2008	2007
	(In thousands)
Cash flows from financing activities:
Proceeds from exercise of stock options	20	649
Proceeds from issuance of convertible note, net of offering costs of $3,299	—	93,701
Dividends paid on common stock	—	(2,168)
Purchase and retirement of common stock	—	(1,576)
Payment of long term debt	(2,804)	(64,142)
Discontinued operations	(883)	576

Net cash provided by (used in) financing activities	(3,667)	27,040

Net increase (decrease) in cash and cash equivalents	$(11,893)	$13,752
Cash and cash equivalents, beginning of year	21,998	8,246

Cash and cash equivalents, end of year	$10,105	$21,998

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,396	$5,320
Cash paid for income taxes	—	—
See Notes 1 and 9 for non-cash investing and financing activities.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
Ambassadors International, Inc.
Notes to Consolidated Financial Statements
1. Description of the Company and Summary of Significant Accounting Policies
The Company
     Ambassadors International, Inc. (the “Company”) was founded in 1967 as a travel services company incorporated in Washington and reincorporated in Delaware in 1995. The Company operates through four wholly-owned subsidiaries: (i) Ambassadors, LLC (“Ambassadors”) which commenced operations in 1996, (ii) Cypress Reinsurance, Ltd (“Cypress Re”) which commenced operations in 2004, (iii) Ambassadors Marine Group, LLC (“AMG” or the “Marine Group”) which was formed in 2006 and (iv) Ambassadors Cruise Group, LLC (“ACG”) which commenced operations in 2006.
     In January 2007, the Company realigned its business segments into the following four business segments: (i)cruise, which includes the operations of ACG; (ii) the Marine Group, which includes the operations of AMG; (iii) travel and events, which includes the operations of Ambassadors; and (iv) corporate and other, which consists of general corporate assets (primarily cash and cash equivalents and investments), the insurance operations of Cypress Re and other activities that are not directly related to the Company’s cruise, marine and travel and events operating segments.
In the first quarter of 2009, the Company announced its intention to sell all non-Windstar assets, including the Marine Group and Cypress Re. The Company further determined that the Marine Group and Cypress Re qualified for the “held-for-sale” treatment under Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”). Accordingly, the accompanying financial statements have been updated to present the operations of Marine Group and Cypress Re as discontinued operations and the assets and liabilities of these two business units are classified as “held for sale”. SFAS No. 144 provides that if the discontinued operations had been a reportable segment, the Company is not required to disclose information about the discontinued segment as required by SFAS No 131, “Disclosures about Segments of an Enterprise and Related Information.”
     As of December 31, 2008, the following further describes the operations of the Company’s business segments:
•	Cruise — this segment operates the Majestic America Line and Windstar Cruises. Majestic America Line consists of a North American river and coastal cruise company, American West Steamboat Company (“American West”). ACG acquired American West on January 13, 2006 and the cruise-related assets of Delta Queen Steamboat Company, Inc. (“Delta Queen”) on April 25, 2006. Through the second quarter of 2008 American West operated a seven-ship fleet which includes the 223-passenger Empress of the North, the 142-passenger Queen of the West, the 436-passenger American Queen®, the 412-passenger Mississippi Queen® and the 176-passenger Delta Queen®. On June 12, 2006, ACG acquired the 48-passenger Executive Explorer, renamed Contessa, and on October 13, 2006, ACG acquired the 150-passenger Columbia Queen. On April 2, 2007, ACG, through its wholly-owned subsidiary, Ambassadors International Cruise Group (“AICG”), acquired Windstar Sail Cruises Limited (“Windstar Cruises”), an international-flagged small ship cruise line that operates a three-ship fleet that includes the 312-passenger Wind Surf, 148-passenger Wind Spirit, and 148-passenger Wind Star.

The 2008 cruise schedule included cruises through Alaska’s Inside Passage onboard the Empress of the North, and on the Columbia and Snake Rivers onboard the Empress of the North, Columbia Queen and Queen of the West. The Company also offered historical cruises onboard the American Queen®, Delta Queen® and Mississippi Queen® on many American rivers, including the Mississippi, Ohio, Tennessee, Cumberland and Arkansas Rivers, with stops at many American historic cities, battle grounds and estates, including New Orleans, Memphis and St. Louis. Each of the Company’s cruises offered an onboard historian and naturalist and shore excursions to enhance passengers’ understanding of the wildlife, history and cultures of the areas traveled.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
The Contessa did not operate in 2008, and 2008 was also the farewell season for the Delta Queen®. The Empress of the North and the American Queen® were returned to MARAD’s custodial control in September 2008 and November 2008, respectively. On January 27, 2009, DQ Boat LLC, a wholly owned subsidiary of the Company and owner of Delta Queen® entered into a Bareboat Charter Agreement with Delta Queen, LLC to lease Delta Queen® for use as a fixed location boutique hotel/restaurant/bar at Chattanooga, Tennessee. The Company has announced its intention to sell the Majestic America Line fleet and that it does not intend to sail the Majestic America vessels in 2009.

Since April 2007, the Company, through Windstar Cruises, offers cruise schedules to destinations in the Greek Isles, Caribbean Islands and Costa Rica and cruises on the Mediterranean, the Adriatic, and the Panama Canal on one of its three Windstar Cruises ships.

•	Travel and Events — this segment develops, markets and manages meetings and incentive programs for a nationwide roster of corporate clients utilizing incentive travel, merchandise award programs and corporate meeting services. It provides comprehensive hotel reservation, registration and travel services for meetings, conventions, expositions and trade shows. It also develops, markets, and distributes event portfolio management technology solutions for corporations and large associations.

•	Corporate and Other — This segment consists of general corporate assets (primarily cash and cash equivalents and investments), and other activities which are not directly related to the Company’s cruise, or travel and events segments. .
Going Concern
     The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.
     Due to the current global downturn in the economy, specifically the decrease in vacationers’ discretionary spending and the direct impact this has on the reduction in cruise bookings, the Company is anticipating that it will need additional sources of cash flow in order to fund operations in 2009. Accordingly, in February 2009, the Company announced its intention to sell its non-Windstar Cruises related assets, including the operations of marine, travel and events and insurance. This announcement is in addition to the April 2008 announcement of the Company’s intention to sell Majestic America Line. The Company hired an investment banking firm who is actively marketing certain of the non-Windstar Cruise assets for immediate sale. In addition to the sale of assets, the Company is also seeking additional financing sources, including renegotiating existing debt obligations. As of December 31, 2008, the Company was not in compliance with certain debt covenants. Based on the terms of the asset sales or additional financing available, the Company’s stockholders may have additional dilution. The amount of dilution could be attributed to the issuance of warrants or securities with other dilutive characteristics, such as anti-dilution clauses or price resets.
     Although the Company is in discussions with potential buyers and other prospects for additional funds, the Company currently does not have any completed funding commitments or sale transactions. If the Company is not able to sell non-Windstar Cruises assets, raise additional financing and/or renegotiating existing debt obligations in order to raise funds for operations, the Company will be forced to extend payment terms with vendors where possible, and/or to suspend or curtail certain of its planned operations. Any of these actions could harm the business, results of operations and future prospects. These circumstances raise substantial doubt Company’s ability to continue as a going concern.
Basis of Consolidation
     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated upon consolidation. The equity method of accounting

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
is used for investment ownership ranging from 20% to 50% where the Company is deemed to have significant influence, but not control. Investment ownership of less than 20 percent is accounted for using the cost method.
Estimates
     The preparation of these consolidated financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.
Reclassifications
     Certain reclassifications have been made to amounts in 2007 to conform to the 2008 financial statement presentation.
Credit Risk
     The majority of the Company’s accounts receivable are derived from its travel and events business lines. These accounts receivable represent funds owed from clients and customers, primarily comprised of individuals and corporations, for services or products delivered. Most of the Company’s travel and events programs are billed in advance and are routinely collected prior to the commencement of a program.
     In the Company’s marine business, receivables reflected as assets held for sale represent amounts owed under contracts related to the manufacture and installation of concrete dock systems and are based on contracted prices and payment schedules. The Company usually requires a prepayment on a contract prior to commencing work, the Company makes progress billings during a project and ultimately receives the final retention payment which is due 30 days after a project is completed and accepted by its clients. Each billing represents an account receivable until collected
     The Company generally does not require collateral due to its ability to collect a significant portion of funds in advance along with progress billings. However, the Company is exposed to credit risk in the event that its clients or customers cannot meet their obligations. The Company believes that it maintains adequate reserves for potential credit losses and such losses have been minimal and within management’s estimates.
     Premiums receivable reflected as assets held for sale consist of funds held in trust by the ceding company, and deferred and not yet due premiums from the ceding company. These amounts represent the Company’s earnings and premiums due on its reinsurance business. Such funds are held in trust and are primarily invested in investment grade corporate bonds, government bonds and money market funds. These premiums receivable will be paid to the Company as its reinsurance programs conclude over time. The Company currently conducts all of its quota share reinsurance activity through one ceding company. The Company believes that it maintains adequate reserves for potential credit losses.
Fair Value Measurements
     Effective January 1, 2008, the Company implemented the requirements of SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) for its financial assets and liabilities. SFAS No. 157 refines the definition of fair value, expands disclosure requirements about fair value measurements and establishes specific requirements as well as guidelines for a consistent framework to measure fair value. SFAS No. 157 defines fair value as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants. Further, SFAS No. 157 requires the Company to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements.
     SFAS No. 157 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
hierarchy requires the use of observable market data when available. These two types of inputs have created the following fair value hierarchy:
Level 1 — quoted prices for identical instruments in active markets;

•	Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3 — valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
     The Company measures fair value using a set of standardized procedures that are outlined herein for all financial assets and liabilities which are required to be measured at fair value. When available, the Company utilizes quoted market prices from an independent third party source to determine fair value and classifies such items in Level 1. In some instances where a market price may be available, but in an inactive or over-the-counter market where significant fluctuations in pricing could occur, the Company would consistently choose the dealer (market maker) pricing estimate and classify the financial asset or liability in Level 2.
     If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads, etc. Items valued using such internally-generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, a financial asset or liability could be classified in either Level 2 or 3 even though there may be some significant inputs that are readily observable. Internal models and techniques used by the Company include discounted cash flow and Black-Scholes-Merton option valuation models. The adoption of SFAS No. 157 did not have a material impact on the Company’s consolidated financial position or results of operations.
     On February 12, 2008, the Financial Accounting Standards Board (“FASB”) amended the implementation of SFAS No. 157 related to non-financial assets and liabilities until fiscal periods beginning after November 15, 2008. As a result, the Company has not applied the above fair value procedures to its goodwill and long-lived asset impairment analyses during the current period. The Company believes that the adoption of SFAS No. 157 for non-financial assets and liabilities will not have a material impact on its consolidated financial position or results of operations upon implementation for fiscal periods beginning after November 15, 2008.
     The following table illustrates the Company’s fair value measurements of its financial assets and liabilities as classified in the fair value hierarchy, associated unrealized and realized gains and losses, as well as purchases, sales, issuances, settlements (net) or transfers out of a Level 1 classification. These amounts consisted primarily of available for sale securities. These amounts are presented as assets held for sale and realized gains and losses are recorded in income (loss) from discontinued operations in the Company’s consolidated statement of operations (in thousands):

	Fair Value	Fair Value	Change in	Change in
Fair Value	December 31,	December 31,	Unrealized	Realized
Hierarchy	2008	2007	Gain (loss)(1)	Gain (loss)(1)
Level 1	$185	$2,514	$25	$—
Level 2	—	—	—	—
Level 3	—	—	—	—

(1)	Settlements (net) or transfers out of Level I during the year ended December 31, 2008 amounted to $2,354.
Cash and Cash Equivalents
     The Company invests cash in excess of operating requirements in short-term time deposits, money market instruments, government mutual bond funds and other investments. Securities with remaining maturities of three months or less are classified as cash equivalents.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
Restricted Cash
     The Company’s restricted cash consisted of (in thousands):

	As of December 31,
	2008	2007
Restricted cash to secure credit card processing	$10,644	$17,100
Restricted cash to pay vessel debt	5,981	12,500
Restricted cash to secure letters of credit	—	1,484

Balance at December 31,	$16,625	$31,084

     The Company’s cruise passenger deposits are primarily received through credit card transactions. At December 31, 2007, the Company had $17.1 million of restricted cash held by banks in cash equivalents and a certificate of deposit in order to secure its processing of passenger deposits through credit cards. The restricted amounts were negotiated between the Company and the bank based on a percentage of the expected volume of future credit card transactions within a standard twelve-month period. At December 31, 2008, the amount of restricted cash held by banks related to credit card transactions was $10.6 million.
     Due to reductions in the insurance contract liabilities associated with the Company’s reinsurance business, the Company was able to reduce certain letters of credit requirements. During 2008, this reduction made available $6.5 million of cash that was previously restricted. Accordingly this reduction allowed the Company to reduce its bank facility that secured the letters of credit to $6.0 million as of December 31, 2008.
     As of December 31, 2007, the Company also had $1.5 million included in restricted cash representing principal and interest payments made to a depository account which was used to pay bondholders of certain of the Company’s vessel debt in February 2008 as required under the loan agreement. At December 31, 2008, the Company’s restricted cash did not include any such amounts.
Accumulated Other Comprehensive Income (Loss)
     Accumulated other comprehensive income (loss) is comprised of net unrealized gains and losses on foreign currency translation and marketable securities of $0.5 million and $1.6 million, net of taxes, at December 31, 2008 and 2007, respectively.
Comprehensive Income (Loss)
     Comprehensive income (loss) refers to the aggregate of net income (loss) and certain other revenues, expenses, gains and losses recorded directly as adjustments to stockholders’ equity, net of tax.
Other Investments
     The Company includes its equity investments in other operating companies as other assets in the accompanying balance sheets. The cost of these equity investments is allocated against the underlying fair value of the net assets of the investee. The Company accounts for equity investments with ownership ranging from 20% to 50% using the equity method, as it is deemed that the Company has significant influence, but not control. Equity investments with ownership of less than 20% are accounted for under the cost method. In 2008, the Company wrote down its equity investment in Deer Harbor WI, LLC (“DHWI”) to zero and recorded an impairment charge of $1.1 million, which is included in income (loss) from discontinued operations for the period ended December 31, 2008.
Property, Vessels and Equipment
     Property, vessel and equipment are stated at cost, net of accumulated depreciation. Cost of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Major additions and

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
betterments are capitalized. The ships are capitalized and depreciated using the straight-line method over the expected useful life ranging up to 30 years, net of a residual value that generally approximates 15%. Ship replacement parts are capitalized and are depreciated upon being placed in service. Office and shop equipment is capitalized and depreciated using the straight-line method over the expected useful life of the equipment, ranging up to 10 years. Leasehold improvements are amortized using the straight-line method over the lesser of the expected useful life of the improvement or the term of the related lease.
     The Company performs reviews for the impairment of property and equipment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. The assessment of possible impairment is based on the Company’s ability to recover the carrying value of our assets based on its estimate of their undiscounted future cash flows. If these estimated undiscounted future cash flows are less than the carrying value of an asset, an impairment charge is recognized for the excess, if any, of the asset’s carrying value over its estimated fair value. All of the Company’s property, vessels and equipment were subject to impairment testing as of December 31, 2008 and only the assets related to the marine division were deemed to be impaired. When property and equipment are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized in the statement of operations.
Drydocking
     The Company capitalizes drydocking costs as incurred and amortizes such costs over the period to the next scheduled drydock and believes that the deferral method provides better matching of revenues and expenses. Drydocking costs are included in prepaid costs and other current assets and in long-term assets in the accompanying balance sheet and are amortized over the cruising season between scheduled drydockings.
Long-Lived Assets Including Intangibles
     Goodwill and intangible assets with indefinite useful lives are tested for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. Management evaluates recoverability using both subjective and objective factors. Subjective factors include the evaluation of industry and product trends and the Company’s strategic focus. Objective factors include management’s best estimates of projected future earnings and cash flows. The Company uses a discounted cash flow model to estimate the fair market value of each of its reporting units when it tests goodwill for impairment. Assumptions used include growth rates for revenues and expenses, investment yields on deposits, any future capital expenditure requirements and appropriate discount rates. The Company established reporting units based on its current reporting structure. For purposes of testing goodwill for impairment, goodwill has been allocated to these reporting units to the extent it related to each reporting unit. Intangible assets with finite lives are tested for impairment using an undiscounted cash flow model. The Company amortizes intangible assets with finite lives over their estimated useful lives and reviews them for impairment at least annually or sooner whenever events or changes in circumstances indicate that they may be impaired. The Company amortizes its acquired intangible assets with finite lives over periods ranging from three to 20 years.
     In 2008 the Company recorded an impairment loss of $21.3 million due to the write-down of the assets of the Marine Group. This loss is reflected in loss from discontinued operations in the accompanying financial statements. As a result of its determination that there was a more than 50% likelihood that AMG will be sold in the near term, the Company evaluated the ongoing value of AMG’s long-lived assets and determined that they were impaired. The carrying value of AMG and AMG’s long-lived assets including goodwill at December 31, 2008 was $32.3 million and $18.0 million, respectively. The estimated fair value of AMG at this tme was $11.0 million. Fair value was based on indications of interest received early on in the Company’s sale process, which is still ongoing. In connection with our December 31, 2008 impairment testing, the trade name and goodwill associated with our marine division reporting unit were deemed to impaired and written off. The entire carrying value of the long-lived assets, including goodwill of $2.9 million, was written down to zero at December 31, 2008. The remaining excess carrying value of $3.3 million after the write-off of goodwill and intangible assets was allocated to the remaining assets held for sale . As a result of the current global economic weakness and the Company’s announcement subsequent to the year ended December 31, 2008 that it plans to sell its non-Windstar assets including AMG in the near term, it is

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
reasonably possible that the Company’s estimate of discounted cash flows may change in the near term resulting in the need to adjust its determination of fair value.
Foreign Currency Transactions
     Bellingham Marine operates internationally through its five foreign subsidiaries in Australia, New Zealand, Europe, Singapore and Southeast Asia. The financial statements of these foreign entities are denominated in their local currency and are translated into U.S. dollars for reporting purposes. Balance sheet accounts have been translated using the current rate of exchange at the balance sheet date. Results of operations have been translated using the average rates prevailing throughout the year. Translation gains or losses resulting from the changes in the exchange rates from year-to-year are accumulated in a separate component of stockholders’ equity. Gains or losses resulting from foreign currency transactions are included on the statement of operations in loss from discontinued operations.
Revenue Recognition
     The Company recognizes revenues in accordance with GAAP, including SEC Staff Accounting Bulletin No. 104 “Revenue Recognition,” and EITF 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent.” The Company recognizes revenue when persuasive evidence of an arrangement exists, the service fee is fixed or determinable, collectibility is reasonably assured and delivery has occurred.
Passenger Ticket Revenue and Onboard and Other Cruise Revenues
     Passenger ticket revenue is recorded net of applicable discounts. Passenger ticket revenue and related costs of revenue are recognized when the cruise is completed. The Company generally receives from its customers a partially refundable deposit within one week of booking a tour, with the balance typically remitted 60 days prior to the departure date. When customers cancel their trip, the nonrefundable portion of their deposit is recognized as revenue on the date of cancellation. Passenger revenue representing travel insurance purchased at the time of reservation is recognized upon the completion of the cruise or passenger cancellation, whichever is earlier and the Company’s obligation has been met. Onboard and other cruise revenues are comprised of beverage and souvenir sales and optional shore excursions and are deferred and recognized as revenue when the cruise is completed.
Travel and Event Related
     The Company bills travel participants, mainly consisting of large corporations, in advance, and the cash received recorded as a participant deposit. The Company pays for certain direct program costs such as airfare, hotel and other program costs in advance of travel, and records such costs as prepaid program costs. The Company recognizes travel revenue and related costs when travel convenes and classifies such revenue as travel and event related. This revenue is reported on a net basis, reflecting the net effect of gross billings to the client less any direct program costs.
     Revenue from hotel reservation, registration and related travel services are recognized when the convention operates. Revenue from the sale of merchandise is recognized when the merchandise is shipped, the service has been provided or when the redemption periods have expired. Revenue from pre-paid, certificate-based merchandise incentive programs is deferred until the Company’s obligations are fulfilled or upon management’s estimates (based upon historical trends) that it is remote that the certificate will be redeemed. These revenues are reported on a net basis, reflecting the net effect of gross billings to the client less any direct program or merchandise costs.
Selling and Tour Promotion Expenses
     Selling and tour promotion costs are expensed as incurred.
Income Taxes
     The Company accounts for income taxes utilizing the asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
Earnings (Loss) Per Share
     Basic earnings (loss) per share for continuing operations, discontinued operations and total is computed by dividing net income (loss) for each of these categories by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by increasing the weighted-average number of common shares outstanding by the additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The dilutive effect of options outstanding is reflected in diluted earnings (loss) per share by application of the treasury stock method.
Accounting for Stock-Based Compensation Plans
     The Company has certain stock-based employee compensation plans, which are more fully described in Note 14, “Stock Plans.” On January 1, 2006, the Company adopted Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, “Share Based Payment” (“SFAS No. 123R”) using the modified-prospective method. SFAS No. 123R supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations, and amends SFAS No. 95, “Statement of Cash Flows.” In 2005, the Company used the Black-Scholes-Merton formula to estimate the fair value of stock options granted to employees. The Company adopted SFAS No. 123R, using the modified-prospective method, beginning January 1, 2006. Based on the terms of its plans, the Company did not have a cumulative effect adjustment upon adoption. The Company also elected to continue to estimate the fair value of stock options using the Black-Scholes-Merton formula.
     The adoption of SFAS 123R resulted in compensation expense of $0.8 million and $0.7 million that has been classified in general and administrative expenses related to employee stock options and restricted stock, respectively, for each of the years ended December 31, 2008 and 2007.
     As of December 31, 2008, there was $0.4 million and $1.8 million, respectively, of total unrecognized compensation cost related to nonvested stock options and nonvested restricted stock granted under the Company’s plans expected in future years through 2011. This expected cost does not include the impact of any future stock-based compensation awards.
     No options were granted during 2007 and 2008.
     Upon the adoption of SFAS No. 123R, expected volatility was based on historical volatilities. The risk-free interest rate is based on U.S. Treasury zero-coupon issues with a remaining term equal to the expected option life assumed at the date of grant. The expected term was calculated based on historical experience and represents the time period options actually remain outstanding. The Company estimated forfeitures based on historical pre-vesting forfeitures and will revise those estimates in subsequent periods if actual forfeitures differ from those estimates.
Fair Value of Financial Instruments
     The estimated fair values of the financial instruments as of December 31, 2008 and 2007 are as follows (in thousands):

	2008		2007
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$10,105	$10,105	$21,998	$21,998
Restricted cash	16,625	16,625	31,084	31,084
Debt	87,627	27,309	153,623	153,623

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value. Potential income tax ramifications related to the realization of unrealized gains and losses that would be incurred in an actual sale and/or settlement have not been taken into consideration.
     Cash and Cash Equivalents — The carrying value of cash and cash equivalents approximates fair value due to the liquid nature of the cash investments.
     Restricted Cash — The fair value of the Company’s restricted cash is based on the certificate of deposit in which the funds are invested and the cash paid toward debt.
     Debt — The carrying value of senior secured notes and mortgage debt approximate fair value since they are estimates based on rates currently prevailing for similar instruments of similar maturities. The fair value of convertible debt is based on recent marketplace transactions.
Dividends Declared
     On September 2, 2003, the Company’s Board of Directors authorized a new dividend policy paying stockholders $0.40 per share annually, distributable at $0.10 per share on a quarterly basis. The Company and its board of directors intend to continually review the dividend policy to ensure compliance with capital requirements, regulatory limitations, the Company’s financial position and other conditions which may affect the Company’s desire or ability to pay dividends in the future. Subsequent to the dividend declared in May 2007, the Company’s board of directors did not approve any additional dividends for 2007 or 2008.
     The following dividends were declared in 2007 on the dates indicated (in thousands):

Record Date	Payment Date	Dividend Amount
2007:
March 12, 2007	March 19, 2007	$1,084
May 21, 2007	May 31, 2007	1,084
Business Segments
     The Company reports segment data based on the “management” approach, which designates the internal reporting used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments.
Recent Accounting Pronouncements
     On May 9, 2008, the FASB issued FSP No. APB14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).” The FSP requires an issuer of certain convertible debt instruments that may be settled in cash, commonly referred to as Instruments B and C from EITF Issue No. 90-19, “Convertible Bonds with Issuer Option to Settle for Cash upon Conversion,” and any other convertible instruments that require or permit settlement in any combination of cash and shares at the issuer’s option, such as those referred to as “Instrument X,” to separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s nonconvertible debt borrowing rate. The FSP is effective for fiscal years beginning after December 15, 2008 and does not permit early application. However, the transition guidance requires retrospective application to all periods presented, and does not grandfather existing instruments. Accordingly, retrospective application has been reflected in the accompanying financial statements. The Company adopted FSP APB 14-1 on January 1, 2009 and the adoption impacted historical accounting for the Company’s 3.75% Convertible Senior Notes due 2027 resulting in a $1.5 million increase in interest expense for the year ended December 31, 2007 and a $2.2 million increase in interest expense for the year ended December 31, 2008. The adoption also resulted in a $12.1 million increase in additional paid-in capital, a $8.4 million net reduction in long-term convertible notes, a $25,000 increase in prepaid assets, a $3.3 million increase in deferred tax

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
liabilities, a $3.3 million decrease in deferred tax valuation allowance, and a $3.7 million increase in accumulated deficit as of January 1, 2009. The impact on diluted earnings per share for each of the years ended December 31, 2008 and 2007 was an increase in a loss per share of $0.20 and $0.14, respectively.
     In April 2008, the FASB issued FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets.” FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets. The provisions of FSP No. FAS 142-3 are effective for fiscal years beginning after December 15, 2008. The Company is evaluating FSP No. FAS 142-3 and has not yet determined the impact the adoption of FSP No. FAS 142-3 will have on its consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 141 (R) “Business Combinations.” SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) on a prospective basis for business combinations that occur in fiscal years beginning after December 15, 2008. The Company is evaluating SFAS No. 141(R) and has not yet determined the impact the adoption will have on its consolidated financial statements.
     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an Amendment of Accounting Research Bulletin No. 51.” SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as non-controlling interests and classified as a component of equity. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. The Company anticipates the adoption of SFAS No. 160 will not have a material impact on its consolidated financial statements.
     In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”), which provides guidance on the recognition and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company adopted SFAS 165 as of June 30, 2009. The adoption of SFAS 165 did not have an impact on the Company’s financial position, results of operation, or cash flows.
     In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162 (“SFAS 168”). The new statement modifies the U.S. generally accepted accounting principles hierarchy created by SFAS No. 162 The Hierarchy of Generally Accepted Accounting Principles by establishing only two levels of GAAP: authoritative and non-authoritative. This is accomplished by authorizing the FASB Accounting Standards Codification (“Codification”) to become the single source of authoritative U.S. accounting and reporting standards, except for rules and interpretive releases of the SEC under authority of the federal securities laws, which are sources of authoritative GAAP for SEC registrants. SFAS 168 is effective for financial statements for interim and annual periods ending after September 15, 2009. All existing accounting standard documents are superseded and all other accounting literature not included in the Codification is considered non-authoritative. The Company does not anticipate the adoption of SFAS 168 will have a material effect on the Company’s financial position, results of operation, or cash flows.
2. Business Acquisitions and Investments
BellPort (Reflected as discontinued operations, Assets Held for Sale and Liabilities related to assets held for sale in the accompanying financial statements)
     On February 1, 2005, the Company acquired 100% of the outstanding stock of BellPort. BellPort, located in Newport Beach, California, is a marina services company operating facilities in both the United States and Mexico. In February 2006, BellPort acquired a 34% interest in BellPort Japan through the acquisition of BellJa Holding Company, Inc., a California corporation, for $0.3 million, and extended its license agreement with BellPort Japan through 2010. The Company recorded its proportional share of the loss from BellPort Japan of $0.1 million in 2007 and had incurred losses on its investment up to the original investment amount, resulting in zero investment balance

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
as of December 31, 2007. The Company is not required to contribute any funds to support the operation of this investee. On August 20, 2007, the majority shareholder of BellPort Japan increased its capital contribution in BellPort Japan resulting in dilution of our investment in BellPort Japan from 34% to 0.9%. The Company retained an option (not obligation) to contribute capital to increase our investment to 34%. In July 2008, by mutual agreement with the majority shareholder of BellPort Japan, the Company forfeited this option.
     BellPort has a 50% ownership interest in DHWI. DHWI owns a marina facility in Deer Harbor, Orcas Island, Washington. The Company recorded its proportional share of losses from DHWI of $88,000 and $0.1 million for the years ended December 31, 2008 and 2007, respectively, which are included income (loss) from discontinued operations. In 2008, BellPort had a note receivable from DHWI for $1.9 million secured by a deed of trust on property and bearing interest at a variable rate equal to the applicable London Interbank Offered Rate plus 2.75% per year, adjusted annually. As of December 31, 2008, the interest rate was 5.52%. All unpaid principal and accrued and unpaid interest are due no later than November 30, 2011.
     The Company accounts for its investment in DHWI on the equity method. At December 31, 2007, the investment in DHWI represented $1.4 million, and was included in assets held for sale in the accompanying balance sheets.
     At December 2008, the Company recorded a loss due to the write down to zero of the receivable from DHWI and the investment in DHWI which is included in income (loss) from discontinued operations.
     On February 13, 2006, BellPort purchased certain assets related to the Newport Harbor Shipyard for $0.5 million. Concurrent with the asset purchase, BellPort entered into a long term agreement to lease and operate the shipyard facility beginning April 1, 2006 and ending March 31, 2011.
Windstar Cruises
     In order to expand its cruise offerings to include international cruise offerings, on April 2, 2007, the Company, through its wholly-owned subsidiary AICG, completed its acquisition of all of the issued and outstanding shares of Windstar Cruises from HAL Antillen N.V. (“HAL Antillen”), a unit of Carnival Corporation, plc. Under the terms of the purchase agreement, the Company paid $11.3 million in cash, obtained $60 million in seller financing and assumed $29.0 million in liabilities. The $60 million in seller financing was payable over ten years at 7% and was collateralized by each of the three Windstar Cruises’ ships. In addition, the Company incurred $0.8 million of acquisition costs related to the Windstar Cruises transaction.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
     In accordance with SFAS No. 141, “Business Combinations,” the Windstar Cruises acquisition has been accounted for under the purchase method of accounting. The estimates of fair value of the assets acquired and liabilities assumed are based on management’s estimates. The final purchase price is dependent on the final valuation of the assets acquired, which has not been completed. The following table summarizes the fair value of net assets acquired (in thousands):

Cash and cash equivalents	$1,137
Accounts receivable	5
Prepaid and other current assets	811
Inventory	965
Vessels and equipment	89,497
Intangible assets	8,610

Total assets acquired	101,025

Passenger deposits	(22,966)
Accounts payable and accrued and other expenses	(5,995)
Long term debt	(60,000)

Total liabilities assumed	(88,961)

Net assets acquired	$12,064

     On April 18, 2007, the Company paid off $60 million in seller financing and accrued interest of $0.2 million using proceeds from its convertible senior notes offering discussed in Note 9 “Long-Term Obligations.” The following pro forma information of the Windstar Cruises acquisition reflects the impact to continuing operations for the year ended December 31, 2007 as if the acquisition had occurred as of the beginning of the year instead of April 2, 2007 (in thousands, except per share data):

		Pro Forma
		Windstar	Pro Forma
	As Reported	Cruises	Combined
Revenues	$168,905	$17,463	$186,368

Net income (loss) from continuing operations	$(32,935)	$(1,080)	$(34,015)

Earnings (loss) per share — basic	$(3.04)		$(3.14)

Earnings (loss) per share — diluted	$(3.04)		$(3.14)

3. Reinsurance (Reflected as Discontinued operations, Assets Held for Sale and Liabilities related to assets held for sale in the accompanying financial statements)
     In December 2003, the Company formed Cypress Re and registered it as a Class 3 reinsurer pursuant to Section 4 of the Bermuda Monetary Authority Act to carry on business in that capacity subject to the provisions of the Bermuda Monetary Authority Act.
     The Company reinsures property and casualty risks written by licensed U.S. insurers through Cypress Re. The lines of business that are being reinsured include commercial auto liability, commercial physical damage, commercial property, general liability and workers’ compensation. These risks are associated with members of highly selective affinity groups or associations. Members whose risk is reinsured under a program must meet certain loss control program qualifications. A member of a group must pass certain pre-qualification criteria as part of the underwriting review by a third party.
     The assumed reinsurance transactions are typically reinsured through a quota share agreement in which Cypress Re agrees to accept a certain fixed percentage of premiums written from the ceding company and in general assumes the same percentage of purchased reinsurance, direct acquisition costs and ultimate incurred claims.
     Cypress Re retains the first layer of risk on a per policy basis, which ranges from $250,000 to $500,000, and the third party reinsurer (through excess of loss reinsurance) retains the next layer up to the policy limits of $1.0 million. Cypress Re retains losses up to the aggregate reinsurance limit, which varies with each quota share reinsurance agreement and the third party reinsurer then pays losses in excess of Cypress Re’s aggregate reinsurance limit up to $5.0 million. Cypress Re is responsible for any additional losses in excess of the aggregate reinsurance limit.
     In 2004, the Company transferred its investment interest in two insurance programs to its wholly-owned subsidiary, Cypress Re. On March 29, 2004, Cypress Re entered into a reinsurance agreement which incorporated the terms and conditions of the above interest of these programs. The quota share reinsurance agreement covered a retroactive period from July 1, 2002 through March 29, 2004, as well as a prospective period from March 29, 2004

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
to June 30, 2004. The reinsurance agreement meets the requirements of SFAS No. 113 “Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts” and has both prospective and retroactive elements.
     During 2005 and 2004, Cypress Re entered into additional quota share reinsurance agreements. These reinsurance agreements represent participation in selective property and casualty programs. The reinsurance agreements meet the requirements of SFAS No. 113. One of the quota share reinsurance agreements entered into in 2005 covers a retroactive period from May 7, 2004 through May 31, 2005 and a prospective period from June 1, 2005 through June 7, 2006. One of the quota share reinsurance agreements entered into in 2004 covers a retroactive period from January 1, 2003 through May 31, 2004 and a prospective period from June 1, 2004 through December 31, 2004. The other agreements entered into in 2005 and 2004 contain only prospective components.
     Accounting for prospective reinsurance transactions results in premiums and related acquisition costs being recognized over the remaining period of the insurance contracts reinsured. As of December 31, 2008 and 2007, there were no balances in unearned premium reserves, deferred policy acquisition costs or ceded prepaid reinsurance premiums.
     Accounting for retroactive reinsurance transactions results in the reinsurer reimbursing the ceding company for liabilities incurred as a result of past insurable events covered by the underlying policies reinsured. Loss and loss adjustment expenses are initially recorded at the estimated ultimate payout amount and any gain from any such transaction is deferred and amortized into income. Loss and loss adjustment expense reserves are adjusted for changes in the estimated ultimate payout and the original deferred gain is recalculated and reamortized to the balance that would have existed had the changes in estimated ultimate payout been available at the inception of the transaction, resulting in a corresponding charge or credit to income in the period that the changes in estimated ultimate payout are made. There was no unrecognized deferred gain on retroactive reinsurance as of December 31, 2008 and 2007. During 2008 and 2007 Cypress Re recognized in income from discontinued operations $0 and $19,000, respectively, of previously deferred gain.
     As of December 31, 2008 and 2007, premiums receivable, reinsurance recoverable and loss and loss adjustment expense reserves are reflected as assets held for sale and liabilites related to assets held for sale which total $2.0 million, $34,000 and $2.4 million; and $1.2 million, $0.3 million, and $1.1 million, respectively, related to retroactive reinsurance were recorded on the Company’s balance sheet. The December 31, 2008 and 2007 loss and loss adjustment expense reserve balances include reserves for both prospective and retroactive reinsurance as well as $3.3 million and $1.0 million, respectively, for incurred but not reported claims related to retroactive reinsurance.
     Cypress Re retrocedes risk to the ceding company under specific excess and aggregate loss treaties. Cypress Re remains obligated for amounts ceded in the event that the reinsurer does not meet its obligations.
     Premiums receivable at December 31, 2008 and 2007 is comprised of funds held in trust by the ceding company, of $6.3 million and $9.7 million, respectively. In 2008, premium due from the ceding company was $0.3 million and in 2007, deferred and not yet due premiums from the ceding company was $0.3 million. The funds held in trust primarily consist of high grade corporate bonds, government bonds and money market funds.
     As of December 31, 2008 and 2007, reinsurance recoverable and prepaid reinsurance premiums of $0.5 million and $0 million and $1.2 million and $0 million, respectively, relate to a single reinsurer. Cypress Re’s exposure to credit loss in the event of non-payment or nonperformance is limited to these amounts.
     As of December 31, 2008 and 2007, the Company had issued $5.9 million and $10.7 million, respectively, in letters of credit related to property and casualty insurance programs. The letters of credit expire at various dates through 2009.
4. Discontinued Operations
In the first quarter of 2009, the Company announced its plans to sell the Company’s non-Windstar assets including Travel and Events, the Marine Group, Cypress Re and Majestic America Line divisions and to position itself as a cruise company solely addressing the international small cruise ship luxury segment of the

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
market. The assets and liabilities of Travel and Events and Majestic America Line divisions did not qualify for the “held for sale” treatment pursuant to SFAS No. 144, and therefore the results of their operations are included in continuing operations. The assets and liabilities of the Marine Group and Cypress Re qualified for “held for sale” treatment pursuant to SFAS No. 144. The results of the operations of these two divisions are updated to present as discontinued operations.
Summarized operating results for discontinued operations are as follows (in thousands):

	Year Ended
	December 31,	Year Ended
	2008	December 31, 2007
Revenue from discontinued operations	$108,744	$123,803

Operating expenses from discontinued operations	125,659	115,679

Income (loss) from discontinued operations before taxes	(16,480)	8,277

Income tax (expense) benefit	343	(3,741)

Income (loss) from discontinued operations, net of taxes	$(16,137)	$4,536

The assets and liabilities of Marine Group and Cypress Re are presented as “assets held for sale” and “liabilities related to assets held for sale” in the condensed consolidated balance sheet at December 31, 2008 and 2007.
     The major components are as follows (in thousands):

	December 31,	December 31,
	2008	2007
Assets held for sale

Accounts receivable, net	$15,311	$35,657

Costs in excess of billings	5,283	8,410

Investments	—	2,514

Inventory	—	2,630

Insurance receivables	6,313	10,188

Property,vessels and equipment	—	7,495

Goodwill and intangible assets	—	5,628

All other assets	1,686	6,006

	$28,593	$78,528

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)

	December 31,	December 31,
	2008	2007
Liabilities related to assets held for sale:

Accounts payable and accrued expenses	$4,137	$23,722

Billings in excess of costs	4,253	13,108

Case reserves	3,998	6,674

Long term debt	1,927	1,789

All other liabilities, including case reserves	663	2,687

	$14,978	$47,980

5. Accounts Receivable
     Accounts receivable at December 31, 2008 and 2007 (in thousands) consisted of:

	2008	2007
Cruise	$454	$817
Travel and events	1,904	4,149
Corporate and other	29	195

	2,387	5,161
Less allowance for doubtful accounts	(20)	(20)

Total accounts receivable	$2,367	$5,141

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
6. Inventory
     The Company maintains inventories of marine construction materials, fuel, supplies, souvenirs and food and beverage products. Inventories are stated at the lower of cost or market, using weighted average costs. The components of inventory as of December 31, 2008 and 2007 are as follows (in thousands):

	2008	2007
Food, souvenirs and supplies	$1,519	$2,390
Fuel	320	731

	$1,839	$3,121

7. Property, Vessels and Equipment
     Property, vessels and equipment consisted of the following at December 31, 2008 and 2007 (in thousands):

	2008	2007
Ships	$146,095	$221,668
Office furniture, fixtures and equipment	2,329	2,756
Computer software and equipment	5,034	4,916
Leasehold improvements	657	657
Ship work in process	102	70

	154,217	230,067
Less accumulated depreciation and amortization	(23,756)	(17,770)

	$130,461	$212,297

     In 2008, the Company returned the Empress of the North and the American Queen to MARAD and wrote off $34.2 million and $38.3 million, respectively, in assets, primarily vessels
     Depreciation and amortization expense related to property, vessels and equipment was $13.5 million and $10.0 million for the years ended December 31, 2008 and 2007, respectively.
8. Goodwill and Other Intangibles
     Goodwill and other intangibles consisted of the following at December 31, 2008 and 2007 (in thousands):

	2008	2007
Other Intangibles:
Trade name	$7,282	$7,892
Customer list	—	717

	7,282	8,609
Less accumulated amortization	—	(178)

Total other intangibles	$7,282	$8,431

     In 2008, as a result of the final purchase price allocation of the Windstar Cruises acquisition, $0.7 million of customer list was reclassified to trade name and the associated amortization expense of $0.2 million recorded in 2007 was reversed in 2008. The Company determined that as of December 31, 2008, the Windstar trade name was not impaired. Trade name is an indefinite lived asset.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
9. Long term Obligations
     Long-term obligations as of December 31, 2008 and December 31, 2007 were as follows (in thousands):

	2008	2007
Guaranteed principal payment to U.S. Maritime Administration	$948	$69,743

3.75% Convertible Senior Notes, net of unamortized discount and offering costs of $10,321 and $13,120, respectively	86,679	83,880

	87,627	153,623
Less: current portion	948	4,468

Non-current portion	$86,679	$149,155

     At December 31, 2008 and 2007, the Company’s cash-secured revolving credit facility with a bank in the amount of $6.0 million and $12.5 million, respectively, had no balances outstanding at the end of each of the respective periods.
Loans Secured by Ship Mortgages
     In conjunction with ACG’s acquisition of American West, the Company assumed $41.5 million in fixed-rate, 4.63% debt payable through 2028 and guaranteed by the United States Government through MARAD under Title XI, Merchant Marine Act, 1936, as amended, and was secured by a First Preferred Ship Mortgage on the Empress of the North. Annual principal payments of $1.8 million plus accrued interest were required through July 18, 2028. EN Boat, a subsidiary of the Company and owner of the Empress of the North, was unable to make its semi-annual payment on the note due July 17, 2008 and was unable to cure the payment default within the 30 day cure period. On August 15, 2008, the Company returned the Empress of the North to MARAD’s custodial control following its last sailing on August 9, 2008. As a result of the disposal of the Empress of the North, the Company wrote off $34.2 million in assets (primarily vessels) and $37.3 million in liabilities (primarily loans payable) and recorded a $3.1 million gain on disposal for the year ended December 31, 2008. The default under the note will have a limited financial impact because recourse on the default is limited to the Empress of the North.
     In conjunction with ACG’s acquisition of the cruise-related assets of Delta Queen, the Company assumed $35.0 million of fixed-rate, 6.5% debt payable through 2020 and guaranteed by MARAD under Title XI, Merchant Marine Act, 1936, as amended, and secured by a First Preferred Ship Mortgage on the American Queen®. Semi-annual principal payments accumulating to $2.4 million annually plus accrued interest were required through June 2020. AQ Boat, LLC, a subsidiary of the Company and owner of the American Queen®, was unable to make its semiannual principal payments on the note. On November 15, 2008, the Company returned the American Queen® to MARAD’s custodial control following its last sailing in November 2008. Under the Trust Indenture, the Company, as ultimate parent of AQ Boat, LLC, had guaranteed principal payments on the debt assumed by AQ Boat, LLC and the Company was required to make principal payments on the debt or additional note amounting to $7.3 million by February 23, 2009, in the event of default by AQ Boat, LLC. Through November 15, 2008, AQ Boat, LLC had paid $6.3 million towards principal payments. At December 31, 2008, the Company accrued the remaining guaranteed principal payment of $0.9 million. As a result of the disposal of the American Queen®, the Company wrote off $38.3 million in assets (primarily vessels) and $28.3 million in liabilities (primarily loans payable) and recorded a $10.0 million loss on disposal for the year ended December 31, 2008. The default under the note will have a limited financial impact because recourse on the default is limited to the American Queen®.
3.75% Convertible Senior Notes
     On April 3, 2007, the Company closed the sale of $97.0 million of 3.75% Convertible Senior Notes due 2027 (“Notes”) to Thomas Weisel Partners LLC (“Initial Purchaser”), in a private offering, pursuant to a purchase agreement dated March 28, 2007. A portion of the proceeds from the sale of the Notes was used to retire the $60 million in seller financing incurred in connection with the acquisition of Windstar Cruises as discussed in

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
Note 2 “Business Acquisitions and Investments.” The remaining proceeds were to be used for general corporate purposes and future growth of the Company.
     The Company adopted FSP ABP 14-1 January 1, 2009 to account for the 3.75% Convertible Senior Notes in January 2009. In accordance with FSP APB 14-1 the Company measured the fair value of the liability component as $84.9 million and allocated the remaining cash proceeds of $12.1 million to an equity component. A discount rate of 6.875% was used to determine the debt component based on assumed market conditions and the Company’s financial position at the time of debt placement. The adoption of FSP APB 14-1 increases the effective interest rate of the notes to 6.875%. See Note 1.
     The Notes are convertible into shares of the Company’s common stock at an initial conversion rate of 17.8763 shares per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $55.94 per share), subject to adjustment upon the occurrence of certain events. Interest on the Notes is payable semi-annually in arrears on April 15 and on October 15 in each year, commencing October 15, 2007. The Company may redeem the Notes in whole or in part after April 15, 2012. After April 20, 2010 and prior to April 15, 2012, the Company may redeem all or a portion of the Notes only if the price of the Company’s common stock reaches certain thresholds for a specified period of time. Holders of the Notes may require the Company to purchase all or a portion of the Notes, in cash, on April 15, 2012, April 15, 2017 and April 15, 2022 or upon the occurrence of specified fundamental changes (as defined in the purchase agreement dated March 28, 2007). If a holder elects to convert Notes in connection with a specified fundamental change that occurs prior to April 15, 2012, the Company will in certain circumstances increase the conversion rate by a specified number of additional shares (see note 20, “Subsequent Events”).
     In connection with the issuance of the Notes, the Initial Purchaser withheld $2.9 million in fees from the proceeds of the offering which amount is classified as debt discount and amortized over a five-year period, the earliest term when the note holders have an option to require the Company to redeem the Notes. The Company also incurred debt offering costs of $0.5 million. Both the debt discount and debt offering costs are being amortized over the five-year period using the effective interest rate method. The unamortized debt discount is included as a component of long-term debt. The unamortized offering costs are included as a component of prepaid costs and other current assets or other assets, respectively, depending on whether the unamortized balance is of a short-term or long-term nature.
     Principal payments on the Company’s debt are scheduled to be paid as follows (in thousands):

Year Ended December 31,
2009	$948
2010	—
2011	—
2012	97,000
2013	—
Thereafter	—

97,948

Less: unamoritized discount and offering costs	(10,321)
Less: current portion	(948)

Non-current portion	$86,679

10. Other Income (expense), net
     Other income (expense), net includes the following at December 31, 2008 and 2007 (in thousands):

	Year Ended
	December 31,
	2008	2007
Insurance proceeds received (Note 12)	$755	$1,012
Loss on disposal of assets (Note 13)	(7,008)	—
Proceeds from legal settlements (Note 12)	4,322	—
Foreign currency translation gains (losses)	559	(228)

Other income (expense), net	(18)	(133)

	$(1,390)	$651

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
11. Income Taxes
     Pretax income (loss) summarized by region is as follows (in thousands):

	Year Ended
	December 31,
	2008	2007
Domestic	$(22,225)	$(42,606)
Foreign	233	8,897

Total pretax income (loss) from continuing operations	$(21,992)	$(33,709)

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The income tax provision (benefit) included in the statements of continuing operations is as follows (in thousands):

	Year Ended
	December 31,
	2008	2007
Current:
Federal	$0	$(3,012)
State	36	(469)
Foreign	17	19

Total current	53	(3,462)

Deferred:
Federal	0	1,840
State	0	848
Foreign	0	0

Total deferred	0	2,688

Total income tax (benefit) provision	$53	$(774)

     The reconciliation of U.S. statutory federal income tax expense to income tax provision (benefit) on income (loss) before income taxes is as follows (in thousands):

	2008		2007
	Amount	%	Amount	%
Provision (benefit) at the federal statutory rate	$(7,558)	34.0%	$(14,466)	34.0%
Change in valuation allowance	8,846	(39.8)	15,212	(35.8)
State income tax, net of federal benefit	(689)	3.1	(1,381)	3.3
Rate adjustment	72	(0.3)	(66)	0.2
Reserve adjustment	—	—	—	—
Impairment of goodwill	—	—	—	—
Impairment of other long-lived assets	—	—	—	—
Foreign rate differential	—	—	—	—
Other permanent and return to provision items	(618)	2.8	(73)	0.2

	$53	(0.2)%	$(774)	(1.9)%

     Components of the net deferred tax assets and liabilities for continuing operations are as follows (in thousands):

	2008	2007
Deferred tax assets:
Accrued vacation and compensation	$1,403	$1,030
Intangible assets	1,657	1,935
Allowance for billing reserve	238	129
Loss and loss adjustment expense reserves	0	0
Net operating loss carryforward	18,892	19,909
Other	104	121

Total deferred tax assets	22,294	23,124
Valuation allowance for deferred tax assets	(15,247)	(10,922)

Total deferred tax assets, net of valuation allowance	7,047	12,202

Deferred tax liabilities:
Property and equipment	(3,739)	(8,234)
Other	(3,308)	(3,968)

Total deferred tax liabilities	(7,047)	(12,202)

Net deferred tax assets (liabilities)	$0	$0

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Components of the net deferred tax assets and liabilities for discontinued coperations are as follows (in thousands):

	2008	2007
Deferred tax assets:
Accrued vacation and compensation	$840	$1,140
Intangible assets	(32)	(290)
Allowance for billing reserve	1,865	838
Loss and loss adjustment expense reserves	134	199
Net operating loss carryforward	1,207	0
Other	1,538	262

Total deferred tax assets	5,552	2,149
Valuation allowance for deferred tax assets	(8,428)	(629)

Total deferred tax assets, net of valuation allowance	(2,876)	1,520

Deferred tax liabilities:
Intangibles	—	(773)
Property and equipment	2,305	(893)
Other	877	(269)

Total deferred tax liabilities	3,182	(1,935)

Net deferred tax assets (liabilities)	$306	$(415)

     At December 31, 2008, the Company has federal, state and foreign net operating loss (“NOL”) carryforwards of $57.7 million, $37.3 million and, $3.6 million, respectively. The federal and state NOL carryforwards begin to expire in 2011 and 2009, respectively. The foreign NOL carryforwards do not expire. Utilization of these losses may be subject to an annual limitation due to ownership change constraints set forth in the Internal Revenue Code of 1986 and similar state tax provisions.
     The Company has recorded valuation allowances of $27.0 million and $15.5 million at December 31, 2008 and 2007, respectively, due to uncertainty related to the future utilization of certain deferred tax assets. In 2008, the Company increased its valuation allowance related to deferred tax assets by $11.4 million. Based on all available positive and negative evidence at December 31, 2008, the Company has concluded that the realizability of the net domestic deferred tax assets does not meet the more likely than not threshold under SFAS 109.
     Pretax earnings of a foreign subsidiary or affiliate are subject to U.S. taxation when effectively repatriated. U.S. income taxes and foreign withholding taxes were not provided on undistributed earnings of foreign subsidiaries. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. It is not practical to determine the amount of undistributed earnings or income tax payable in the event the Company repatriated all undistributed foreign earnings. However, if these earnings were distributed to the U.S. in the form of dividends or otherwise, the Company would be subject to additional U.S. income taxes and foreign withholding taxes, offset by an adjustment for foreign tax credits.
     The following table summarizes the changes to unrecognized tax benefits for the year ended December 31, 2008:

Balance at January 1, 2007	$551
Additions based on tax positions related to the current year	91
Reductions for tax positions of prior years	(18)
Other	(47)

Balance at December 31, 2007	577
Additions based on tax positions related to the current year	33
Reduction as a result of lapse of applicable statute of limitations	(43)
Other	46

Balance at December 31, 2008	$613

     The Company expects a $0.1 million decrease to its unrecognized tax benefits within the next 12 months due to the lapse of applicable statute of limitations.
     The Company is subject to United States federal income tax as well as income tax of multiple state and foreign jurisdictions. With few exceptions, the Company is no longer subject to United States federal income tax examinations for years before 2005; state and local income tax examinations before 2004; and foreign income tax examinations before 2004.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Currently the Company is not under Internal Revenue Service, state, local or foreign jurisdiction tax examinations.
     The Company’s continuing practice is to recognize potential accrued interest and penalties related to unrecognized tax benefits within its global operations in its provision for income taxes. During 2008, an adjustment of ($0.1) million was made to interest and penalties due to the lapse of applicable statute of limitations. To the extent interest and penalties are not assessed with respect to the uncertain tax positions, amounts accrued will be reduced and $0.1 million will be reflected as a reduction of the overall income tax provision.
     Utilization of the federal and state NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred previously or that could occur in the future provided by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state and foreign provisions. These ownership changes may limit the amount of the NOL and tax credit carryforwards that can be utilized annually to offset future taxable income. The Company has not completed a study to assess whether a change of control has occurred due to the significant complexity and cost associated with such study and that there could be additional changes in control in the future. If the Company has experienced a change of control, utilization of the Company’s NOL and tax credit carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the carryforwards before utilization. Any carryforwards that will expire prior to utilization as a result of such limitations will be removed from deferred tax assets with a corresponding reduction of the valuation allowance. Due to the existence of the valuation allowance, future changes in the Company’s unrecognized tax benefits will not impact the Company’s effective tax rate.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
12. Commitments and Contingencies
Leases
     The Company leases office facilities and office equipment under non-cancelable operating leases. Certain of the Company’s leases have escalation clauses. The Company’s obligations under non-cancelable lease commitments are as follows (in thousands):

Year Ending December 31,
2009	$945
2010	667
2011	383
2012	358
2013	386

$2,739

     Total rent expense for the years ended December 31, 2008 and 2007 was $1.5 million and $1.5 million, respectively.
     The Company entered into agreements to sublease office facilities in Newport Beach, California to a related party. Sublease rental income for the years ended December 31, 2008 and 2007 was $60,000 and $60,000, respectively.
Letters of Credit
     In the ordinary course of business the Company may from time to time be required to enter into letters of credit related to its insurance programs and for its travel related programs with airlines, travel providers and travel reporting agencies. As of December 31, 2008, the Company has issued $5.9 million in letters of credit related to property and casualty insurance programs which expire at various dates through 2009. As of December 31, 2008, the Company has issued the Company also has issued $0.1 million in letters of credit related to travel and event business operations which expire at various dates through 2009. The Company has a $6.0 million line of credit to support the outstanding letters of credit which is secured by a certificate of deposit in the same amount and is classified as restricted cash as of December 31, 2008.
General Claims
     The Company is subject to claims, suits and complaints, which have arisen in the ordinary course of business. In the opinion of management and its legal counsel, all matters are without merit or are of such a nature, or involve such amounts as would not have a material effect on the financial position, cash flows or results of operations of the Company.
Surety Bonds
     The Company is often required to provide surety bonds to secure its performance under construction contracts, development agreements and other arrangements. The Company’s ability to obtain surety bonds primarily depends upon its capitalization, working capital, past performance, management expertise and certain external factors, including the overall capacity of the surety market. As of December 31, 2008, the Company maintained $16.3 million in surety bonds related to its marine segment.
     The Federal Maritime Commission regulates passenger ships with 50 or more passenger berths departing from U.S. ports and requires that operators post surety bonds to be used in the event the operator fails to provide cruise services, or otherwise satisfy certain financial standards. The Company has secured a $8.7 million surety bond as security under the Federal Maritime Commission.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
Ship Incidents
     In April 2008, a fire occurred in the engine room of the Queen of the West, while the vessel was cruising between The Dalles and John Day Locks in Oregon. The fire was extinguished with no injuries to guests. The Columbia Queen was brought into service in April, earlier than originally scheduled, in order to accommodate guests while the Queen of the West was undergoing repairs. The incident sailing and eight additional sailings were cancelled. As of December 31, 2008, the Company incurred costs related to relocating passengers and crew, vessel repair costs and refund passenger deposits totaling $0.4 million which have been recorded in operations. In addition, the Company lost revenue of $2.4 million as a result of the cancellations of the nine sailings. During the third quarter of 2008, the Company received $0.4 million in insurance recoveries which was recorded as a reduction to the cruise operating expenses. The Company is in the process of seeking additional insurance related recoveries with respect to this incident but has recorded no receivables related to the estimated recoveries as of December 31, 2008.
     On May 14, 2007, the Empress of the North ran aground in Southeast Alaska. No passengers or crew were injured during the incident. The ship was in drydock for damage inspection and repairs for approximately seven initial weeks. In September 2007, the ship re-entered drydock for additional repairs for a total of four additional non-consecutive weeks. The ship ended her season on October 27, 2007 to enter her scheduled drydock layup period early in order to complete work on her propulsion system. The Queen of the West assumed operation of the remaining published itineraries of the Empress of the North. As of December 31, 2007, the Company recorded in cruise operating expenses $6.1 million in costs associated with additional ship repairs, passenger relocation and crew expenses incurred as a result of the incident. These expenses were offset by estimated insurance recoveries of $4.1 million. As of December 31, 2007, the estimated impact of this incident was $5.3 million which includes estimated lost revenues. The Company is in the process of seeking additional insurance related recoveries from the grounding; however, due to the uncertainty regarding the claims no additional amounts were recorded as expected to be received as of December 31, 2008.
     On March 24, 2006, the Empress of the North ran aground near the Washougal Upper Range on the Columbia River in Washington in order to avoid collision with a tug boat. No passengers or crew were injured during the grounding. The ship was in drydock for damage inspection and repairs for approximately four weeks. The ship was released and began operations on April 16, 2006. As of December 31, 2006, the Company recorded in cruise operating expenses $2.7 million in costs associated with ship repairs, passenger relocation and crew expenses incurred as a result of the grounding. These expenses were partially offset by insurance recoveries of $1.7 million received in the second quarter of 2006. In addition, the Company received $0.5 million related to insurance recoveries under its business interruption insurance which is recorded in other income for the year ended December 31, 2006. The Company filed a claim against the tug boat operator and was awarded $1.1 million as a settlement of the case which amount has been recorded in other income in the third quarter of 2008.
Legal Proceedings
     On February 26, 2008, the Company and several of its subsidiaries were named in a complaint by David Giersdorf, the former President of ACG in the Superior Court of Washington for King County. Mr. Giersdorf has alleged he was improperly terminated and has claimed damages which appear to be in excess of $70.0 million. Mr. Giersdorf’s claims, based on verbal agreements, include the following: (i) he left a tenured position with Holland America Line (HAL), which well-positioned him to be the President of HAL earning a multi-million dollar annual salary until retirement; (ii) he was denied the opportunity to vest in 87,500 option shares and 30,000 restricted stock grants, which should be valued at a $47 per share stock price; (iii) his assistance in acquiring Windstar Cruises and his work in the transition of its vendors and employees entitles him to approximately $54.0 million; (iv) he is owed compensation for future acquisitions; and (v) he is owed sums for reputation and emotional damage. We believe all of Mr. Giersdorf’s claims lack merit and will defend them vigorously, but are not able at this time to estimate the outcome of this proceeding.
     On October 28, 2008, the Company entered into a settlement agreement with HAL Antillen N.V., whereby the Company received on October 31, 2008, approximately $2.6 million related to a dispute that arose from the purchase of Windstar Cruises, which amount has been recorded as “Other income” in the fourth quarter ended December 31, 2008.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
13. Impairment or Disposal of Long-Lived Assets
     EN Boat, a subsidiary of the Company and owner of the Empress of the North, was unable to make its semi-annual payment on the note due July 17, 2008 and was unable to cure the payment default within the 30 day cure period. On August 15, 2008, the Company returned the Empress of the North to MARAD’s custodial control following its last sailing on August 9, 2008. As a result of the disposal of the Empress of the North, the Company wrote off $34.2 million in assets (primarily vessels) and $37.3 million in liabilities (primarily loans payable) and recorded a $3.1 million in gain on disposal for the quarter ended September 30, 2008. The default under the note will have a limited financial impact because recourse on the default is limited to the Empress of the North.
     AQ Boat, LLC, a subsidiary of the Company and owner of the American Queen, surrendered the American Queen to MARAD’s custodial control on November 15, 2008. As a result of the disposal of the American Queen, the Company wrote off $38.3 million in assets (primarily vessels) and $28.3 million in liabilities (primarily loans payable) and recorded a $10.0 million in loss on disposal for the quarter ended December 31, 2008. The Company, as the ultimate parent of AQ Boat, LLC, had guaranteed principal and interest payments on the debt assumed by AQ Boat, LLC. The Company’s limited guarantee required it to make principal payments on the debt or additional note amounting to approximately $7.3 million by February 23, 2009, in the event of default by AQ Boat, LLC. As of December 31, 2008, AQ Boat LLC had made $6.3 million in payments and the Company has accrued the remaining guaranteed payment of $0.9 million.
     In April 2008, the Company announced its intention to sell the Majestic America Line. As of December 31, 2008, the net assets of the Majestic America Line did not qualify for “held-for-sale” treatment under SFAS No. 144. The Company also determined that there was no impairment of the remaining assets of Majestic America Line as of December 31, 2008.
     In 2008 the Company recorded an impairment loss of $21.3 million due to the write-down of the assets of the Marine Group. This loss is reflected in income (loss) from discontinued operations in the accompanying financial statements. As a result of its determination that there was a more than 50% likelihood that AMG will be sold in the near term, the Company evaluated the ongoing value of the Marine Group long-lived assets and determined that they were impaired. The carrying value of the long-lived assets, including goodwill, at December 31, 2008 was $32.3 million and $18.0 million respectively. The estimated fair value of AMG was $11.0 million. Fair value was based on indications of interest received early on in the Company’s sale process, which is still ongoing. The entire carrying value of the long-lived assets, including goodwill of $2.9 million, was written down to zero at December 31, 2008. The remaining excess carrying value of $3.3 million after the write-off of goodwill and intangible assets was allocated to the remaining assets held for sale. As a result of the current global economic weakness and the Company’s announcement subsequent to the year ended December 31, 2008 that it plans to sell its non-Windstar assets including AMG in the near term, it is reasonably possible that the Company’s estimate of fair value may change in the near term resulting in the need to adjust its recorded value.
14. Stock Plans
     The Company adopted the 1995 Equity Participation Plan (the “1995 Plan”) during 1995 and amended and restated the 1995 Plan in 1998, 1999 and 2002. In 2005, the Company adopted the 2005 Incentive Award Plan (the “2005 Plan”) and amended and restated the 2005 Plan in 2007. Both the 1995 Plan and the 2005 Plan provide for the grant of stock options, awards of restricted stock, performance or other awards or stock appreciation rights to directors, employees and consultants of the Company. The maximum number of shares which may be awarded under the 1995 Plan is 2,200,000 shares. The maximum number of shares which may be awarded under the 2005 Plan is 1,200,000 shares. Under the terms of both the 1995 Plan and the 2005 Plan, options to purchase shares of the Company’s common stock are granted at a price set by the Compensation Committee of the Board of Directors, not to be less than the par value of a share of common stock and if granted as performance-based compensation or as incentive stock options, no less than the fair market value of the stock on the date of grant. The Compensation Committee establishes the vesting period of the awards. Vested options may be exercised for a period up to ten years from the grant date, as long as option holders remain employed by the Company. As of December 31, 2008, the Company had 338,735 shares available for grant under its equity option plans.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Stock option transactions are summarized as follows:

		Weighted-
	Number of	Average
	Shares	Exercise Price
Balance, December 31, 2006	1,131,759	14.12
Granted	278,000	14.86
Forfeited	(150,075)	17.76
Exercised	(60,626)	10.71

Balance, December 31, 2007	1,199,058	14.01
Granted	—	—
Forfeited	(164,853)	14.31
Exercised	(2,412)	8.45

Balance, December 31, 2008	1,031,793	13.98

     The total pretax intrinsic value of options exercised in 2008 was $11,000. This intrinsic value represents the difference between the fair market value of our common stock on the date of exercise and the exercise price of each option. Based on the closing price of our common stock of $0.65 on December 31, 2008, the total pretax intrinsic value of all outstanding options was $(13.8) million. The total pretax intrinsic value of exercisable options at December 31, 2008 was $(9.5) million.

		Weighted-
	Number of	Average
	Shares	Exercise Price
Options exercisable at:
December 31, 2007	711,308	12.31
December 31, 2008	776,043	12.90
     The following table summarizes information about stock options outstanding and exercisable as of December 31, 2008:

	Number			Number
	Outstanding	Wtd. Avg.		Exercisable	Wtd. Avg.
	as of	Remaining	Wtd. Avg.	as of	Exercise Price
Range of	December 31,	Contractual	Exercise	December 31,	of Exercisable
Exercise Price	2008	Life	Price	2008	Options
$2.93 - $5.85	13,694	1.0	$5.39	13,694	$5.39
5.85 - 8.78	51,607	0.6	7.66	51,607	7.66
8.78 - 11.70	121,242	0.8	9.24	121,242	9.24
11.70 - 14.63	472,250	4.5	12.74	452,000	12.70
14.63 - 17.55	255,000	8.4	14.89	78,500	14.91
17.55 - 20.48	28,000	7.3	17.97	14,000	17.97
26.33 - 29.25	90,000	7.6	27.94	45,000	27.94

	1,031,793	5.1	13.98	776,043	12.90

     In addition to the stock options above, in 2007, the Company granted restricted stock awards to certain members of executive management aggregating 95,000 shares, at $14.86 per share, representing the closing price of the shares on the date of grant. The restricted stock fully vests on the fourth anniversary of the date of grant. In 2008, the Company granted restricted stock awards to certain members of executive management aggregating 200,000 shares at $1.25 per share fully vesting on the second anniversary of the date of grant and 250,000 shares $0.79 per share fully vesting on the first anniversary of the date of grant. The per share prices of the restricted stock awards represent the closing price of the shares on the dates of grant. The Company recorded compensation expense of $0.8 million and $0.8 million related to the restricted stock grants for the year ended December 31, 2008 and 2007, respectively.

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
15. Employee Benefit Plan
     The Company has a 401(k) Profit-Sharing Plan (the “401(k) Plan”) that employees are eligible to participate in upon six months of service and 21 years of age. Employees may contribute up to 92% of their salary, subject to the maximum contribution allowed by the Internal Revenue Service. The Company’s matching contribution is discretionary based upon approval by management. Employees are 100% vested in their contributions and vest in Company matching contributions equally over four years. During the years ended December 31, 2008 and 2007, the Company contributed $71,000 and $11,000, respectively, to the 401(k) Plan.
16. Common Stock Repurchase Plan
     In November 1998, the board of directors of the Company authorized the repurchase of the Company’s common stock in the open market or through private transactions, up to $20.0 million in the aggregate. In August 2006, the Company’s board of directors authorized an additional $10.0 million for the repurchase of the Company’s common stock in the open market or through private transactions, providing for an aggregate of $30.0 million. This repurchase program is ongoing and as of December 31, 2007, the Company had repurchased 1,102,650 shares for approximately $14.0 million. In 2008, the Company made no share repurchases. In 2007, the Company repurchased 51,150 shares for $1.6 million.
17. Accumulated Other Comprehensive Income (Loss)
     The table below details the components of the accumulated other comprehensive income (in thousands):

	2008	2007
Unrealized gains (losses) on available-for-sale securities	17	8
Foreign currency translation gains	436	1,547

Total accumulated other comprehensive income	$453	$1,555

18. Earnings (Loss) Per Share
     Basic earnings (loss) per share (EPS) from continuing operations, discontinued operations and total is computed by dividing net income (loss) by the weighted average common shares outstanding. Diluted EPS includes the effect of any potential shares outstanding, which for the Company consists of dilutive stock options and shares issuable under convertible notes (“Notes”). The dilutive effect of stock options is calculated using the treasury stock method with an offset from expected proceeds upon exercise of the stock options and unrecognized compensation expense. The dilutive effect of the Notes is calculated by adding back interest expense and amortization of offering costs, net of taxes, which would not have been incurred assuming conversion. Diluted EPS for the years ended December 31, 2008 and 2007 do not include the dilutive effect of conversion of the Notes into the Company’s common shares since it would be anti-dilutive.
     The table below details the components of the basic and diluted EPS calculations (in thousands, except per share amounts):

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)

	2008	2007
Earnings (loss) per share from continuing operations:
Basic	$(2.02)	$(3.04)
Diluted	$(2.02)	$(3.04)

Earnings (loss) per share from discontinued operations:
Basic	$(1.47)	$0.42
Diluted	$(1.47)	$0.42

Earnings (loss) per share:
Basic	$(3.49)	$(2.62)
Diluted	$(3.49)	$(2.62)

Weighted-average common shares outstanding:
Basic	10,926	10,838
Diluted	10,926	10,838
     At December 31, 2008 there were 1,028,292 common shares issuable under stock options whose exercise price exceeded the Company’s average common stock price of $5.0613. At December 31, 2007 there were no stock options outstanding, whereby the exercise price exceeded the Company’s average common stock price. For the years ended December 31, 2008 and 2007, the effects of the common stock equivalent shares have been excluded from the calculation of diluted loss per share because they are anti-dilutive.
19. Business Segments
     The Company reports its continuing operations in the following business segments: (i) cruise, which includes the operations of ACG; (ii) travel and events, which includes the operations of Ambassadors; and (iii) corporate and other, which consists of general corporate assets (primarily cash and cash equivalents and investments), and other activities that are not directly related to the Company’s cruise, and travel and events operating segments. We reported our Marine Group as a business segment in 2007 and 2008 as well as included our reinsurance business within the corporate segment. Following the determination that the Marine Group and reinsurance would be reported as discontinued operations as described above, our segment reporting has now been updated to exclude the Marine Group and reinsurance.
     Selected financial information related to these segments is as follows (in thousands):

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)

		Travel	Corporate
	Cruise	and Events	and Other	Total
2008
Revenues	$150,995	$14,941	$—	$165,936
Operating income (loss) from continuing operations	(12,128)	2,635	(3,560)	(13,053)
Depreciation and amortization expense	(12,934)	(282)	(250)	(13,466)

Interest and dividend income	39	123	557	719
Interest expense	(1,759)	—	(6,509)	(8,268)
Provision for income taxes	18	1,040	(1,005)	53

Capital expenditures for property, vessels, equipment and intangible assets	(2,664)	(89)	(15)	(2,768)
Goodwill	—	6,275	—	6,275
Other intangibles, net	7,282	—	—	7,282
Total assets	155,132	8,921	15,710	179,763
2007
Revenues	154,394	14,511	—	168,905
Operating income (loss) from continuing operations	(24,045)	1,467	(5,979)	(28,557)
Depreciation and amortization expense	(9,668)	(265)	(114)	(10,047)

Interest and dividend income	963	486	1,274	2,723
Interest expense	(4,059)	—	(4,436)	(8,495)
Provision (benefit) for income taxes	(2,977)	3,657	(1,454)	(774)

Capital expenditures for property, vessels, equipment and intangible assets	(20,019)	(297)	(872)	(21,188)
Goodwill	—	6,275	—	6,275
Other intangibles, net	8,431	—	—	8,431
Total assets	251,196	12,453	46,478	310,127

Ambassadors International, Inc.
Notes to Consolidated Financial Statements — (Continued)
20. Subsequent Events (unaudited)
     In February 2009, the Company announced its plans to sell non-Windstar assets including marine, travel and events and insurance divisions and operate solely as a cruise company through the international cruise operations of Windstar Cruises. This announcement was in addition to the company’s announcement in April 2008 that it intended to sell Majestic America Line. The Company expects to sell its non-Windstar Cruises assets within a year of the announcement. On February 11, 2009, the Company determined the “Plan of Sale” criteria in SFAS No. 144 had been met. In February 2009, the Company also announced that it plans to move its corporate headquarters from Newport Beach, California to its facility in Seattle, Washington.
     At December 31, 2008, the Company was in violation of certain financial covenants under a working line of credit with Bank of the Pacific. The Company received a letter from Bank of the Pacific on March 23, 2009, notifying the Company of non-compliance and a demand for payment was made. Upon negotiations with the bank, the Company was able to obtain a waiver of the violation of the covenants until April 9, 2009. On April 13, 2009, the Company received a notice of payoff pursuant to which Bank of the Pacific exercised its right of setoff whereby the outstanding debt of approximately $1.0 million under the working line of credit was fully repaid utilizing funds in the Company’s account maintained at the bank.
     The Company also has a $1.6 million note payable with Bank of Pacific with a maturity date of May 10, 2010 secured by property. Due to the default under the working line of credit with Bank of Pacific described above, the Company is subject to a cross default under the note payable. Accordingly, the full amount of the obligation has been presented as a current maturity in the accompanying financial statements.
     The Company did not make a $1.8 million scheduled interest payment due and payable on April 15, 2009 on our 3.75% senior convertible notes. The Company has until May 15, 2009, to cure this default on its 3.75% senior convertible notes, at which time an event of default will occur and the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes may declare the principal and accrued and unpaid interest on all the outstanding notes to be due and payable immediately. Although there can be no assurances that the Company will satisfy the scheduled interest obligation prior to May 15, 2009, it is management’s current intent to cure the default prior to that date.